Exhibit 99.1

Thorium Power Ltd
Interim Balance Sheet
September 30, 2006

(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$56,169
Prepaid expenses and other current assets	9
Due from Novastar Resources Ltd.	505,824

Total Current Assets	562,002

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	47,057
Accumulated depreciation	(21,420)

Total Property, Plant and Equipment	25,637

OTHER ASSETS
Patent costs - net of accumulated amortization of $206,839	204,830
Security deposits	7,567

Total Other Assets	212,397

TOTAL ASSETS	$800,037

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term debt	3,217
Accrued expenses and accounts payable	600,665
Note payable	-
Other current liabilities	101

Total Current Liabilities	603,982

LONG-TERM LIABILITIES
Note payable	12,657

Total Liabilities	616,640

STOCKHOLDERS' EQUITY
Common Stock-$.05 par value-authorized 20,000,000 shares; issued and outstanding 116,236,578 equivalent shares	226,778
Common stock and warrants - Additonal paid-in capital	16,797,554
Deficit accumulated during the development stage	(16,840,935)

Total Stockholders' Equity	183,397

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$800,037

Exhibit 99.1

Thorium Power Ltd
Interim Statements of Operations
September 30, 2006

			Cumulative
			From
	For the nine	For the three	Inception
	months ended	months ended	Through
	September 30,	September 30,	September 30,
	2006	2006	2006
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
License revenue	$-	-	$624,985

Total Revenue	-	-	624,985

Costs and expenses
Research and development	10,000	0	3,902,158
Salaries	221,100	73,700	3,726,114
Professional fees	694,531	509,682	2,757,656
Allocated expenses - Thorium Power, Ltd.	(505,824)	(505,824)	(505,824)
Other selling, general and administrative expenses	287,658	124,591	4,723,838

Total operating expenses	707,465	202,149	14,603,942
Loss from operations	707,465	202,149	13,978,957

Other (income) expenses
Interest (income) expense - net	4,508	4,508	(103,634)
Other (income) expense	(200)	0	(359)
Foreign currency translation	4,500	4,500	4,500
Stock based compensation	105,000	105,000	2,334,871
Settlement costs	-	0	76,600
Contributions	550,000	0	550,000

Net Loss	$1,371,273	316,157	$16,840,935

Basic and diluted net loss per share	0.01	0.00
Number of equivalent shares used to compute per share data	98,818,395	98,818,395

Exhibit 99.1

Thorium Power Ltd
Interim Statements of Cash Flows
September 30, 2006

		Cumulative
	For the nine	From
	months	Inception
	ended	Through
	September 30,	September 30,
	2006	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net (loss)	$(1,371,273)	$(16,840,935)
Adjustments to reconcile net (loss) to net cash
provided by (used by) operating activities:
Write-off of foreign patent, including amortization	-	75,000
Depreciation and amortization	19,584	290,909
(Gain) loss on disposition of fixed assets	-	86,855
Issuance of stock in exchange for technology and services	-	88,250
Due from Novastar Resources, Ltd.	(505,824)	(505,824)
Stock based compensation	105,000	2,334,870
(Increase) decrease in prepaid and other expenses	6,271	(9)
Increase (decrease) in accrued and other expenses	(338,010)	600,767

Net cash used by operating activities	(2,084,252)	(13,870,117)

Cash flows from investing activities:
Patent costs	(6,664)	(411,669)
Security deposits	-	(7,567)
Fixed assets	(10,961)	(285,145)
Loans granted - related parties	-	(160,365)
Repayment of loans - related parties	-	160,365
Proceeds from sale of fixed assets	-	13,583

Net cash used by investing activities	(17,626)	(690,799)

Cash flows from financing activities:
Proceeds from issuance of stock	2,202,673	14,498,011
Proceeds from loans - related parties	4,100	388,790
Repayment of loans - related parties	(45,931)	(285,590)
Proceeds from loan from payroll service	-	42,663
Repayment of loan from payroll service	-	(42,663)
Net changes in current portion of long-term debt	(918)	3,217
Proceeds from issuance of long-term debt	-	18,082
Principal repayments of long-term debt	(2,161)	(5,426)

Net cash provided by financing activities	2,157,763	14,617,084

Net increase in cash and cash equivalents	55,886	56,169

Cash and cash equivalents - beginning of period	283	-

Cash and cash equivalents - end of period	$56,169	$56,169

Supplemental disclosures
Cash paid - interest	$687	$5,497

Non-Cash Transactions:
Conversion of debt to equity	4,100	103,200